Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Berto Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	457(a)	1,265,000	$10.00	$12,650,000	0.0001531	$1,936.72		—	—	—	—
	Equity	Ordinary shares included as part of the units(3)	457(g)	1,265,000	—	—	—	—	(4)	—	—	—	—
	Equity	Redeemable warrants included as part of the units(3)	457(g)	632,500	—	—	—	—	(4)	—	—	—	—
	Equity	Ordinary shares underlying the redeemable warrants included as part of the units(3)	457(g)	632,500	$11.50	$7,273,750	0.0001531	$1,113.61		—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—		—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—		—	—	—	—
		Total Offering Amounts				$19,923,750		$3,050.33
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$3,050.33

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Represents only the additional number of securities being registered. Does not include securities that the Registrant previously registered on Form S-1 (File No. 333-28602). Includes 165,000 units, consisting of 165,000 ordinary shares and 82,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, share dividends, or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.